Exhibit 99.1

WD-40 Company Reports Second Quarter 2022 Financial Results

~ Second quarter consolidated net sales grew by 16 percent compared to prior year fiscal quarter ~

~  Company reports diluted EPS of $1.41 for the second quarter  ~

SAN DIEGO – April 7, 2022 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 28, 2022.

Second Fiscal Quarter Financial Highlights

•

Total net sales for the second quarter were $130.0 million, an increase of 16 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $264.7 million, an increase of 12 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and a favorable impact on sales year-to-date. On a constant currency basis, total net sales would have been $130.9 million for the second quarter and $262.2 million year-to-date.

•

Net income for the second quarter was $19.5 million, an increase of 13 percent compared to the prior year fiscal quarter. Year-to-date net income was $38.1 million, a decrease of 7 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.41 in the second quarter, compared to $1.24 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $2.75 compared to $2.96 for the prior year fiscal period.

•

Gross margin was 50.4 percent in the second quarter compared to 55.4 percent in the prior year fiscal quarter. Year-to-date gross margin was 50.6 percent compared to 55.9 percent in the prior year fiscal period.

•

Selling, general and administrative expenses decreased 2 percent in the second quarter to $34.8 million when compared to the prior year fiscal quarter. Year-to-date selling, general and administrative expenses increased 3 percent to $73.2 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were up 2 percent in the second quarter to $5.6 million when compared to the prior year fiscal quarter. Year-to-date advertising and sales promotion expenses were  up 2 percent to $11.2 million compared to the prior year fiscal period.

“The resilience of the WD-40® Brand has enabled us to be off to a solid start in fiscal year 2022 with maintenance product sales up 14 percent year-to-date,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer.  “I am also happy to share with you that our commitment to continuous improvement has resulted in significant improvements to our supply chain in the United States.  The enhancements we have made have enabled us to increase the production capacity of our highest volume products and return to solid growth in our largest market, the United States, which experienced  a 26 percent increase in maintenance product sales in the second quarter.”

“Like other companies, we are in a challenging inflationary environment, which has continued to deteriorate our gross margin.  We are focused and committed to managing our business so that we can restore gross margin to or above our target of 55 percent over the longer-term.  We will restore our gross margin over the near-term by implementing price increases to offset the higher input costs we are experiencing. Over the longer-term our margin accretive Must-Win Battles will further enhance gross margin.”

“As we look to the remainder of the fiscal year, we’ve reduced our net income guidance by approximately two percent for the full fiscal year due to the challenging inflationary environment we are currently operating in. However, we have been able to maintain our revenue guidance and believe we will finish fiscal year 2022 with both topline and bottom-line growth,” Ridge concluded.

Net Sales by Segment (in thousands):

	Three Months Ended February 28,			Six Months Ended February 28,
	2022	2021	Change	2022	2021	Change
Americas	$54,497	$46,157	18%	$110,785	$100,344	10%
EMEA	54,063	49,813	9%	111,618	104,563	7%
Asia-Pacific	21,426	15,935	34%	42,329	31,557	34%
Total	$129,986	$111,905	16%	$264,732	$236,464	12%

•	Net sales by segment as a percent of total net sales for the second quarter were as follows: for the Americas, 42 percent; for EMEA, 42 percent; and for Asia-Pacific, 16 percent.
•

Net sales in the Americas increased 18 percent in the second quarter due primarily to higher sales of maintenance products in the United States which increased 26 percent compared to the prior year fiscal quarter.  The increase in sales was due primarily to greater product availability as a result of adjustments the Company made to its United States supply chain to increase the production capacity of its highest volume products. In addition, price increases that took effect in the first quarter of this fiscal year contributed to increased sales in the United States from period to period. Net sales in Latin America increased 18 percent in the second quarter. This growth was driven by successful promotional programs, increased product availability, the favorable impact of price increases, and the timing of customer orders. Net sales in Canada declined 2 percent in the second quarter.

•

Net sales in EMEA increased 9 percent in the second quarter due primarily to higher sales of maintenance products in both the EMEA direct and distributor markets, which increased 7 percent and 13 percent, respectively. The increase in maintenance product sales in the EMEA direct markets was partially attributable to the favorable impact of price increases and the timing of customer orders. The increase in maintenance product sales in the EMEA distributor markets was primarily attributable to strong sales of maintenance products in Eastern and Southern Europe.  Changes in foreign currency exchange rates had an unfavorable impact on sales for the EMEA segment from period to period. On a constant currency basis EMEA sales for the second quarter would have increased by 10 percent compared to the prior year fiscal quarter.

•

Net sales in Asia-Pacific increased 34 percent in the second quarter due primarily to higher sales of maintenance products in the Asia-Pacific distributor markets and China, which increased 64 percent and 42 percent,  respectively.  In the Asia-Pacific distributor markets higher sales of maintenance products were primarily due to the timing of customer orders and successful promotion programs.  The increase in sales is also attributable to certain customers buying product in advance of future price increases. Higher sales of maintenance products in China were due primarily to successful promotional programs as well as the timing of customer orders related to price increases that went into effect in the current period.  Net sales in Australia decreased 5 percent in the second quarter due primarily to lower sales of homecare and cleaning products.  Changes in foreign currency exchange rates had an unfavorable impact on sales for the Asia-Pacific segment. On a constant currency basis, Asia-Pacific sales would have increased by 35 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended February 28,			Six Months Ended February 28,
	2022	2021	Change	2022	2021	Change
Maintenance products	$121,901	$102,728	19%	$247,931	$217,072	14%
Homecare and cleaning products	8,085	9,177	(12)%	16,801	19,392	(13)%
Total	$129,986	$111,905	16%	$264,732	$236,464	12%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 19 percent in the second quarter when compared to the prior year fiscal quarter.  This sales increase was primarily attributable to increased sales of WD-40® Multi-Use Product and WD-40 Specialist® in all three segments driven primarily by increased product availability as well as the favorable impact of price increases.

•

Net sales of homecare and cleaning products decreased 12 percent in the second quarter when compared to the prior year fiscal quarter. The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing healthy profits to the Company and are becoming a smaller part of the business as net sales of maintenance products grow, reflecting the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase Update

As previously announced on March 15, 2022,  WD-40 Company’s board of directors declared a regular quarterly dividend of $0.78 per share payable on April 29, 2022 to stockholders of record at the close of business on April 15, 2022.

On October 12, 2021, the Company’s board of directors approved a share repurchase plan that became effective on November 1, 2021. Under the plan the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2023. The timing and amount of repurchases will be based on terms and conditions acceptable to the Company and in compliance with applicable laws and regulations. During the period from November 1, 2021 through February 28, 2022, the Company repurchased 78,637 shares of its common stock at a total cost of $18.2 million, leaving $56.8 million available for the repurchase of common stock under this plan.

Updated Fiscal Year 2022 Guidance

The Company issued the following updated guidance for fiscal year 2022:

•	Net sales growth is projected to be between 7 and 12 percent with net sales expected to be between $522 million and $547 million.
•	Gross margin percentage for the full year is expected to be between 50 and 51 percent.
•	Advertising and promotion investments are projected to be between 5 and 6 percent of net sales.
•	The provision for income tax is expected to be between 20 and 21 percent.
•	Net income is projected to be between $70.7 million and $72.5 million.
•	Diluted earnings per share is expected to be between $5.14 and $5.27 based on an estimated 13.7 million weighted average shares outstanding.

This guidance is based on management’s current view of anticipated results and does not include any future acquisitions or divestitures or the impact of fluctuating foreign currency exchange rates. It assumes crude oil costs will be between $100 and $120 per barrel.  Unanticipated inflationary headwinds and other unforeseen events may further impact the Company’s financial results.

Webcast Information

As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supplemental materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, WD-40 Company recorded net sales of $488.1 million in fiscal year 2021 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and the Company’s financial results; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; and forecasted foreign currency exchange rates and commodity prices.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021 which the Company filed with the SEC on October 22, 2021 and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2022 which the Company expects to file with the Securities and Exchange Commission on April 7, 2022.

All forward-looking statements included in this presentation should be considered in the context of these risks. All forward-looking statements reflect the Company’s expectations as of April 7, 2022, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on these forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are WD-40® Multi-Use Product and WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava®  and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada, Mexico and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 28,	August 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$43,322	$85,961
Trade and other accounts receivable, less allowance for doubtful accounts of $366 and $463 at February 28, 2022
and August 31, 2021, respectively	103,582	89,558
Inventories	75,537	55,752
Other current assets	12,158	9,948
Total current assets	234,599	241,219
Property and equipment, net	69,334	70,145
Goodwill	95,754	95,869
Other intangible assets, net	6,478	7,244
Operating lease right-of-use assets	8,115	8,824
Deferred tax assets, net	853	858
Other assets	8,013	6,044
Total assets	$423,146	$430,203

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$39,655	$33,499
Accrued liabilities	28,130	25,658
Accrued payroll and related expenses	13,133	25,662
Short-term borrowings	2,038	800
Income taxes payable	433	317
Total current liabilities	83,389	85,936
Long-term borrowings	112,809	114,940
Deferred tax liabilities, net	10,717	10,401
Long-term operating lease liabilities	6,356	7,062
Other long-term liabilities	11,025	11,482
Total liabilities	224,296	229,821

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,887,516 and 19,856,865 shares issued at February 28, 2022 and
August 31, 2021, respectively; and 13,660,980 and 13,708,966 shares
outstanding at February 28, 2022 and August 31, 2021, respectively	20	20
Additional paid-in capital	164,192	163,737
Retained earnings	448,179	430,735
Accumulated other comprehensive loss	(27,296)	(26,030)
Common stock held in treasury, at cost ― 6,226,536 and 6,147,899
shares at February 28, 2022 and August 31, 2021, respectively	(386,245)	(368,080)
Total shareholders' equity	198,850	200,382
Total liabilities and shareholders' equity	$423,146	$430,203

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended February 28,
	2022	2021	2022	2021

Net sales	$129,986	$111,905	$264,732	$236,464
Cost of products sold	64,468	49,898	130,744	104,211
Gross profit	65,518	62,007	133,988	132,253

Operating expenses:
Selling, general and administrative	34,819	35,478	73,242	71,455
Advertising and sales promotion	5,596	5,512	11,220	11,031
Amortization of definite-lived intangible assets	360	362	723	720
Total operating expenses	40,775	41,352	85,185	83,206

Income from operations	24,743	20,655	48,803	49,047

Other income (expense):
Interest income	21	19	46	38
Interest expense	(613)	(610)	(1,233)	(1,180)
Other income (expense), net	252	151	(77)	330
Income before income taxes	24,403	20,215	47,539	48,235
Provision for income taxes	4,895	3,024	9,476	7,421
Net income	$19,508	$17,191	$38,063	$40,814

Earnings per common share:
Basic	$1.41	$1.25	$2.76	$2.97
Diluted	$1.41	$1.24	$2.75	$2.96

Shares used in per share calculations:
Basic	13,679	13,700	13,773	13,687
Diluted	13,704	13,729	13,804	13,718

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 28,
	2022	2021
Operating activities:
Net income	$38,063	$40,814
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,082	3,458
Net gains on sales and disposals of property and equipment	(123)	(104)
Deferred income taxes	367	152
Stock-based compensation	4,776	4,542
Unrealized foreign currency exchange (gains) losses	(110)	139
Provision for bad debts	(55)	175
Changes in assets and liabilities:
Trade and other accounts receivable	(15,178)	(10,111)
Inventories	(20,369)	(2,104)
Other assets	(4,328)	(4,386)
Operating lease assets and liabilities, net	1	9
Accounts payable and accrued liabilities	9,624	7,398
Accrued payroll and related expenses	(12,356)	1,584
Other long-term liabilities and income taxes payable	(311)	944
Net cash provided by operating activities	4,083	42,510

Investing activities:
Purchases of property and equipment	(3,860)	(7,605)
Proceeds from sales of property and equipment	289	239
Net cash used in investing activities	(3,571)	(7,366)

Financing activities:
Treasury stock purchases	(18,165)	-
Dividends paid	(20,619)	(18,416)
Proceeds from issuance of long-term senior notes	-	52,000
Repayments of long-term senior notes	(400)	(400)
Net proceeds (repayments) of revolving credit facility	1,238	(50,000)
Shares withheld to cover taxes upon conversions of equity awards	(4,321)	(3,495)
Net cash used in financing activities	(42,267)	(20,311)
Effect of exchange rate changes on cash and cash equivalents	(884)	1,086
Net (decrease) increase in cash and cash equivalents	(42,639)	15,919
Cash and cash equivalents at beginning of period	85,961	56,462
Cash and cash equivalents at end of period	$43,322	$72,381